Chico’s FAS, Inc. • 11215 Metro Parkway • Fort Myers, Florida 33966 • (239) 277-6200 • Fax: (239) 277-5237
For Immediate Release
Executive Contact:
Robert C. Atkinson
Vice President
Investor Relations
Chico’s FAS, Inc.
(239) 274-4199
Chico’s FAS, Inc. Reports July Sales
•	Quarterly Earnings Estimated Below First Call Range of Estimates

•	Chico’s Brand Inventory Down Over 10%
     Fort Myers, FL - August 7, 2008 - Chico’s FAS, Inc. (NYSE: CHS) today reported that net sales for the four week period ended August 2, 2008 decreased 7.3% to $112.5 million from the $121.4 million reported for the four week period ended August 4, 2007. Comparable store sales for the same period decreased 18.5% compared to the July 2007 period.
     For the thirteen week period ended August 2, 2008, net sales decreased 7.1% to $405.2 million from the $436.0 million reported for the thirteen week period ended August 4, 2007. For the same thirteen week period, comparable store sales decreased 15.9% compared to the second quarter of 2007.
     For the twenty-six week period ended August 2, 2008, net sales decreased 8.4% to $814.8 million from the $889.1 million reported for the twenty-six week period ended August 4, 2007. For the same twenty-six week period, comparable store sales decreased 16.7% compared to the first half of 2007.
     Based on the preliminary operating results for the thirteen weeks ended August 2, 2008, the Company expects second quarter earnings per diluted share to be in line with earlier commentary but below the current range of First Call estimates of 0.05 to $0.11, compared to the $0.22 per diluted share reported for the same period last year. The lower earnings were primarily a result of lower sales for the quarter and higher markdowns in the Chico’s brand made necessary to align merchandise inventory levels closer to the current sales trends. The Chico’s brand end-of-quarter inventories are expected to be down in the range of 10% to 11% per square foot at cost compared to the second quarter of 2007. The Company will report second quarter operating results, and preliminary August sales, on August 26, 2008.

     Commenting on the Company’s outlook for the second quarter, Chairman, President and CEO Scott A. Edmonds said, “Consistent with our comments at the end of the first quarter, we were aggressive on markdowns at the Chico’s brand to help drive business and manage inventory levels to lower comparable store sales trends. While this resulted in lower earnings for the quarter, our inventories are better positioned as we go into fall season. Our balance sheet remains strong, with meaningful free cash flows expected through the remainder of the year. We currently have no debt and approximately $275 million in cash and marketable securities. Additionally, we continue to focus on expense control throughout the organization.”
     The Company is a specialty retailer of private branded, sophisticated, casual-to-dressy clothing, intimates, complementary accessories, and other non-clothing gift items. The Company operates 1,077 women’s specialty stores, including stores in 49 states, the District of Columbia, the U.S. Virgin Islands and Puerto Rico operating under the Chico’s, White House | Black Market and Soma Intimates names. The Company has 619 Chico’s front-line stores, 39 Chico’s outlet stores, 329 White House | Black Market front-line stores, 19 White House | Black Market outlet stores, 70 Soma Intimates front-line stores and 1 Soma Intimates outlet store.
Certain statements contained herein, including without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions, and conditions in the specialty retail industry. There can be no assurance that the actual future results, performance, or achievements expressed or implied by such forward-looking statements will occur. Users of forward-looking statements are encouraged to review the Company’s latest annual report on Form 10-K, its filings on Form 10-Q, management’s discussion and analysis in the Company’s latest annual report to stockholders, the Company’s filings on Form 8-K, and other federal securities law filings for a description of other important factors that may affect the Company’s business, results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.
For more detailed information, please call (877) 424-4267 to listen to the Company’s monthly sales information and investor relations line
A copy of a slide show addressing the Company’s recent financial results and current plans for expansion is available on the Company’s website at http://www.chicos.com in the investor relations section under Our Company
Additional investor information on Chico’s FAS, Inc. is available free of charge on the Company’s website at http://www.chicos.com in the investor relations section under Our Company